Exhibit 10.48

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 31st day of March, 2011, between Phoenix Footwear Group, Inc. (the “Company”), and Greg W. Slack (the “Executive”).

In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

2. Term. The employment of Executive by the Company as provided in this Agreement commenced on the date hereof, and shall end on April 1, 2013 (“Expiration Date”), unless sooner terminated as provided in Section 5. If not so terminated, then on April 1, 2013, and on the 1st day of April of each year thereafter (each also an “Expiration Date”), the term of Executive’s employment hereunder shall automatically be extended for one additional year.

3. Position and Duties.

(a) Chief Financial Officer. Executive shall serve as Chief Financial Officer of the Company or such other position or positions as may be agreed upon by Executive and the Company’s Board of Directors (“Board”).

(b) Duties. Executive shall at all times perform his duties and obligations faithfully and diligently and shall devote all of his business time, attention and efforts exclusively to the business of the Company and its related entities. Executive shall industriously perform his duties under the supervision of and report to the Chief Executive Officer and shall accept and comply with all directions from and all policies established from time to time by the Board. Executive shall promote the trade and business of the Company and its related entities to the best of his ability and shall adhere to the Company’s policies and procedures applicable to the Company’s employees generally.

(c) Other Activities. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, entity or organization, whether for compensation or otherwise, that would interfere with or impair his timely and proper performance of his duties and responsibilities hereunder. The foregoing shall not preclude Executive from (i) serving on boards of trade associations and/or charitable organizations or (ii) engaging in charitable activities and community affairs, with the prior consent of the Board and provided that such activities and directorships do not interfere with or impair his timely and proper performance of Executive’s duties and responsibilities hereunder.

4. Compensation and Related Matters.

(a) Base Salary. During the first year of Executive’s employment hereunder, the Company shall pay to Executive a base salary at the rate of $154,000 per annum. During the second year of the Executive’s employment the Company shall pay to Executive a base salary of $175,000 per annum. Such salary shall be paid in equal monthly installments (or such shorter intervals as the Company may elect). Executive’s salary shall thereafter be subject to annual review by the Board or the Compensation Committee of the Board (the “Compensation Committee”).

(b) Bonus. During the term of Executive’s employment hereunder, Executive shall be eligible for an annual incentive bonus in the range of 0%-50% of the Executive’s then current annual base salary, subject to the determination and approval of the Board or the Compensation Committee.

(c) Vacations. During the term of Executive’s employment hereunder, Executive shall be entitled to four weeks (20 days) of vacation each year, earned at the rate of 1.66 vacation days for each month of active service. The maximum amount of vacation that can be earned is 20 days, at which point no additional vacation is earned until the earned amount is below such maximum amount.

(d) Medical Insurance and Other Benefits. During the term of Executive’s employment hereunder, Executive will be entitled to participate in any medical, dental and disability insurance plans, life insurance plans, retirement plans and other employee welfare and benefit plans or programs on the same terms as the Company’s other senior-level executives, as such plans and programs may be in effect from time to time.

(e) Expenses. During the term of Executive’s employment hereunder, Executive shall be entitled to receive reimbursement for all reasonable out-of-pocket travel and other expenses incurred by Executive in performing Executive’s services hereunder, provided that:

(i) Each such expenditure is of a nature qualifying it as a proper business expenditure of the Company; and

(ii) Executive furnishes to the Company adequate documentary evidence for the substantiation of such expenditures and Executive otherwise complies with Company policies with respect to expense reimbursement.

(f) Stock Option Award. Concurrently with the execution and delivery of this Agreement by the parties hereto, the Executive shall receive from the Company a stock option award under the Company’s 2001 Long-Term Incentive Plan to purchase up to 50,000 shares of the Company’s common stock an exercise price of $1.00 per share. The terms and conditions of the option award are set forth in and evidenced by a separate Stock Option Agreement attached hereto as Exhibit A.

5. Termination.

(a) Agreement Terminable at Will. Notwithstanding anything herein to the contrary, this Agreement and Executive’s employment with the Company are terminable at will by the Company for any reason, with or without prior notice or cause, provided, however, that Executive’s entitlement to payments and benefits following such termination will depend on the type of termination and shall be governed by the following provisions of this Section 5.

(b) Termination for Cause.

(i) The Company may terminate this Agreement and Executive’s employment hereunder for “Cause” pursuant to the provisions of this Section 5(b). Executive shall be given notice by the Board of the grounds for its intention to terminate Executive for Cause, and the Board shall give Executive an opportunity to address with the Board, the grounds on which the proposed termination for Cause is based. If Cause is cured to the Board’s satisfaction within twenty (20) days of such notice, a termination for Cause will not be implemented. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(A) Executive’s failure to (1) diligently fulfill his duties under Section 3(b) of this Agreement as set forth in lawful written instructions from the Chairman of the Board regarding specific actions which the Board requires the Executive to do or not do or (2) comply with his other obligations under this Agreement; or

(B) Executive’s engagement in an act of dishonesty or falsification or any transaction involving a material conflict of interest which was not disclosed to and approved by the Board; or

(C) Executive’s use of illegal narcotics; or

(D) Executive’s engagement in theft, embezzlement, fraud, misappropriation of funds, or other act involving moral turpitude; or

(E) Executive’s engagement in any violation of law relating to Executive’s employment by the Company.

(ii) If this Agreement is terminated by the Company for Cause pursuant to this Section 5(b), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (A) the portion of Executive’s base salary then in effect which has been earned up to the Date of Termination, (B) compensation for any accrued and unused vacation up to the Date of Termination, and (C) reimbursement, pursuant to Section 4(d) for unreimbursed business expenses incurred up to the Date of Termination (collectively, the “Minimum Termination Payments”).

(c) Death.

(i) This Agreement and Executive’s employment hereunder shall terminate automatically upon Executive’s death.

(ii) If this Agreement is terminated because of Executive’s death pursuant to this Section 5(c), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Termination Payments, and (ii) any life insurance proceeds Executive is otherwise entitled to under any applicable life insurance in effect on the Date of Termination.

(d) Disability.

(i) If Executive becomes disabled during Executive’s employment hereunder, this Agreement and Executive’s employment hereunder shall terminate. As used herein, “disability” shall mean any condition that qualifies as a disability under the Company’s long-term disability plan as in effect on the date of determination and which renders Executive incapable of performing his responsibilities hereunder for one hundred twenty (120) days or more in the aggregate during any 12-month period, and which at any time after such one hundred twenty (120) days the Board shall determine continues to render Executive incapable of performing such responsibilities.

(ii) If this Agreement is terminated because of Executive’s disability pursuant to this Section 5(d), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Termination Payments, and (ii) any benefits to which Executive is entitled under the Company’s long-term disability plan as in effect on the Date of Termination.

(e) Termination Other Than for Cause, Death or Disability.

(i) The Company shall, for any reason, be entitled to terminate this Agreement and Executive’s employment hereunder at any time without Cause and other than on account of Executive’s death or disability.

(ii) If this Agreement is terminated by the Company pursuant to this Section 5(e) or by Executive pursuant to Section 5(f) below on or before April 1 2012, the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only (i) the Minimum Termination Payments, and (ii) severance payments during the six (6) months following the Termination Date at the annual base salary rate then in effect for Executive, payable in accordance with the Company’s payroll practices at the time of payment. During the severance period, the Executive will also be eligible to continue his participation in the Company’s Health, Dental and Vision benefit plans upon the same terms and contributions in effect immediately prior to the Executive’s termination.

If this Agreement is terminated by the Company pursuant to this Section 5(e) or by Executive pursuant to Section 5(f) below after April 1, 2012, but on or before April 1 2013, then the severance payments to which the Executive will be entitled will equal nine (9) months at the annual base salary rate then in effect. During the severance period, the Executive will also be eligible to continue his participation in the Company’s Health, Dental and Vision benefit plans upon the same terms and contributions in effect immediately prior to the Executive’s termination.

Should the termination occur after April 1, 2013 then the severance payments to which the Executive will be entitled will equal twelve (12) months at the annual base salary rate then in effect. During the severance period, the Executive will also be eligible to continue his participation in the Company’s Health, Dental and Vision benefit plans upon the same terms and contributions in effect immediately prior to the Executive’s termination. At the election of the Company, the payments the Executive is entitled to receive pursuant to this Section 5(e) may be made on a monthly basis. It is expressly agreed that Executive shall only be entitled to receive such payments from the Company upon execution and delivery to Company of a general release in a form acceptable the Company.

(f) Resignation for Good Reason.

(i) Executive shall be entitled to terminate this Agreement and Executive’s employment hereunder at any time for Good Reason pursuant to the provisions of this Section 5(f). For purposes of this Agreement, Executive shall have “Good Reason” to terminate Executive’s employment hereunder if without Executive’s express consent, the Company reduces Executive’s duties and responsibilities such that it results in a material adverse reduction in Executive’s base compensation, position, authority or responsibilities, and the Company fails to cure such reduction in duties and responsibilities within twenty (20) days after its receipt of written notice from Executive specifying the particular acts objected to and the specific cure requested by Executive. The Executive shall also have Good Reason if the Executive’s primary work location is relocated beyond 50 miles from Carlsbad, Ca.

(ii) If this Agreement is terminated by Executive for Good Reason pursuant to this Section 5(f), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive the same payments and participate in benefits upon the same terms as set forth in Section 5(e)(ii) above for a termination without Cause. Notwithstanding the foregoing, Executive shall only be entitled to receive such payments from the Company upon execution and delivery to Company of a general release in a form acceptable the Company.

(g) Resignation without Good Reason.

(i) Executive shall be entitled to terminate this Agreement and Executive’s employment hereunder without Good Reason at any time on thirty (30) days prior written notice delivered by Executive to the Company.

(ii) If this Agreement is terminated by Executive pursuant to this Section 5(g), the Company shall have no further obligation or liability to Executive, except that Executive shall be entitled to receive only the Minimum Termination Payments.

(h) Termination of Employment Following a Change of Control.

(i) If a “Change of Control of the Company” occurs and either (A) Executive terminates his employment for Good Reason within twelve (12) months of the occurrence of a Change of Control of the Company or (B) the Company or purchaser terminates Executive’s employment other than for Cause, death or disability, then the Company shall pay to Executive in a single lump-sum payment an amount equal to the sum of: (1) the Minimum Termination Payments, and (2) an amount equal to the annual base salary rate then in effect for Executive. The Executive will also be eligible to continue his participation in the Company’s Health, Dental and Vision benefit plans upon the same terms and contributions in effect immediately prior to the Executive’s termination. Executive shall not be entitled to receive any such payment from the Company unless and until a general release is signed by the Executive in a form acceptable the Company.

(ii) For purposes of this Agreement, a “Change of Control of the Company” shall be deemed to have occurred if:

(A) the shareholders of the Company approve a definitive agreement to sell, transfer, or otherwise dispose of all or substantially all of the Company’s assets and properties; or

(B) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than Riedman Corporation or any affiliate of Riedman Corporation is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that the following shall not constitute a “Change in Control” of the Company:

(1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(C) the shareholders of the Company approve the dissolution or liquidation of the Company; or

(D) the shareholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another entity or entities, the result of which merger or consolidation is that less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by holders of the Company’s common stock immediately prior to the merger.

(i) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 5(c) above) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth the circumstances which provide a basis for termination of Executive’s employment under the provisions so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement in accordance with the terms of this Agreement.

6. Proprietary Information.

(a) Definition. Executive hereby acknowledges that Executive has or will learn and has or may make use of, acquire, create, develop or add to certain confidential and/or proprietary information regarding the Company and its business (whether in existence prior to, as of or after the date hereof, collectively, “Proprietary Information”), which Proprietary Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): trade secrets, ideas or designs for product styles or concepts for footwear, apparel or accessories, inventions, processes, formulae, programs, technical data, “know-how,” procedures, manuals, confidential reports and communications, marketing methods, product sales or cost information, new product ideas or improvements, new packaging ideas or improvements, research and development programs, identities or lists of suppliers, vendors or customers, financial information and financial projections of the Company, or any other confidential or proprietary information relating to the Company and/or its business. The term “Proprietary Information” does not include any information that (i) at the time of disclosure is generally available to and known by the Executive and/or public (other than as a result of its disclosure by Executive), (ii) was available to Executive prior to disclosure by the Company, provided that the person who was the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company, or (iii) becomes available to Executive on a non-confidential basis from a person other than the Company or its representatives, provided that the source of such information was not known by Executive to be subject to an obligation of confidentiality to the Company.

(b) Nondisclosure and No Misappropriation. During the term of this Agreement and thereafter, Executive will not, without the prior express written consent of the Board, disclose or make any use of any Proprietary Information except for the benefit of the Company and as may be required in the course of the performance of Executive’s services under this Agreement.

(c) Agreement Not to Solicit Employees and Customers. To protect the Proprietary Information and trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of eighteen (18) months after termination of this Agreement, not to, directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, solicit or employ any person who is an employee of the Company or any Company subsidiary to resign and/or accept employment elsewhere, or to use such information to attempt to persuade any customer of the Company or any Company subsidiary to cease to do business or to reduce the amount of business which any customer of the Company or any Company subsidiary has customarily done or contemplates doing with the Company or the subsidiary. Executive agrees that the covenants contained in this paragraph are reasonable and desirable.

(d) Agreement Not To Compete. During the term of Executive’s employment by the Company, Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, employee, representative or otherwise, become, or be associated in business with, any person, corporation, firm, partnership or other entity which engages in any business or activity which is a competitor of the Company.

(e) Protection of Property. All records, files, manuals, documents, specifications, lists of customers, forms, materials, supplies, computer programs and other materials furnished to the Executive by the Company, used on its behalf or generated or obtained during the course of the performance of the Executive’s services hereunder, shall be the property of the Company. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately deliver to the Company, or its authorized representative, all such property, including all copies, remaining in Executive’s possession or control.

(f) Specific Performance. In the event of the breach by either party of any of the provisions of this Agreement, the non-breaching party may apply to the court of law or equity of competent jurisdiction as provided in Section 8(e) below for specific performance and/or injunctive relief in order to enforce or prevent further violations of the provisions hereof.

7. General Provisions.

(a) Successors. This Agreement is personal to the Executive and is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) Notice. For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered to the following address or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Executive’s address as on file with the Company

If to Company:	Phoenix Footwear Group, Inc.
5937 Darwin Court
Suite #109
Carlsbad, CA 92008

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

(c) Entire Agreement. This Agreement, together with the Stock Option Agreement referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not embodied herein, and that any agreement, statement or promise not contained in this Agreement shall not be valid or enforceable.

(d) Amendment; Waiver; Governing Law. No provisions of this Agreement may be waived or modified unless such waiver or modification is agreed to in a writing signed by Executive and by such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

(e) Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court located in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party further agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(f) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

(h) Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PHOENIX FOOTWEAR GROUP, INC.		EXECUTIVE

By:	/s/ James Riedman	/s/ Greg W. Slack
Name:	James Riedman	Greg W. Slack
Title:	Chairman of the Board of Directors

STOCK OPTION AGREEMENT

(2001 Long-Term Incentive Plan)

(Employee - Incentive Stock Option)

This STOCK OPTION AGREEMENT (the “Option Agreement”), is entered into as of this 1st day of April, 2011 between PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (the “Company”) and the natural person signatory hereto (the “Optionee”).

W I T N E S S E T H:

I. This Agreement is being entered into by the Company and the Optionee to evidence and set forth the terms and conditions of options to purchase shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) which have been awarded to the Optionee under the Company’s 2001 Long Term Incentive Plan (the “Plan”), the identifying provisions of which are as follows:

A.	Optionee: Greg W. Slack

B.	Grant Date: April 1, 2011

C.	Number of Option Shares: 50,000

D.

Vesting: (i) one-third (1/3) of Option Shares on the first anniversary of the date of this Agreement; (ii) one-third (1/3) of Option Shares on the second anniversary of the date of this Agreement; and (iii) one-third (1/3) of Option Shares on the third anniversary of the date of this Agreement.

E.	Exercise Price (Per Share): $1.00

II. All capitalized terms used herein and not otherwise defined shall have the meanings given thereto in the Plan.

P R O V I S I O N S:

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option/Consideration. Subject to the terms and conditions herein, the Company hereby grants to the Optionee the right and option to purchase (the “Option”) from the Company the Number of Shares Optioned (the “Option Shares”) at the Exercise Price per share (the “Exercise Price”). The number of shares of Common Stock purchasable hereunder and the Exercise Price are subject to adjustment upon the occurrence of certain events to the extent and in the manner provided in Section 4(c) of the Plan. In consideration of, and in acceptance of, this Stock Option, the Optionee agrees to continue his employment with or service to the Company for not less than six (6) months from Grant Date.

2. Vesting. The Option shall vest and become exercisable as to the number of Option Shares and on the dates specified in I.D. above, provided the Optionee is an employee on date of vesting. It is understood that the right to purchase Option Shares shall be cumulative so that the Optionee may purchase on or after any such anniversary and during the remainder of the Option Period (defined below) those quantities of Option Shares which the Optionee was entitled to purchase but did not purchase during any preceding period or periods.

3. Time of Exercise. Except as limited in Section 4, the Optionee may exercise the vested portion of the Option at any time during the ten (10) year period beginning on the Grant Date (“Option Period”). Notwithstanding anything to the contrary contained herein, the Option shall terminate and be of no further force or effect upon the expiration of the Option Period. To the extent that the Shares with respect to which the Option first becomes exercisable during any calendar year, together with any Shares subject to any other incentive stock options that first become exercisable in such calendar year, would have an aggregate value (determined as of the date of grant of such options) in excess of $100,000, the portion of the Option and options represented by such excess will not be treated as incentive stock options, but rather non-qualified options.

4. Termination and Acceleration of Option.

  (a) In the event that the Optionee ceases to be an employee of the either the Company or one of its subsidiaries for any reason, then the portion of the Option which is unvested as of the date of such termination shall terminate and be of no further force or effect and, except as specified in Section 4(c), the portion of the Option which is vested as of the date of such termination shall terminate ninety (90) days thereafter and be of no further force or effect. For purposes of this Agreement, Optionee shall not be deemed to have ceased to be an employee of the Company so long as he continues to be an employee, or serve as an officer, of the Company or one or more of its subsidiaries.

(b) Notwithstanding anything else herein to the contrary, the Option shall automatically vest and become immediately exercisable upon the occurrence of a Change of Control as provided in Section 7(h) of the Plan prior to the expiration or termination of this Option. Such acceleration shall be effective as of the date of that the Change of Control occurs and each Option so accelerated may be exercised by the Optionee during the twelve (12) month period beginning on such date, provided, however, that the Option may not be exercised after the end of the Option Period.

(c) In the event that the Optionee ceases to be an employee of the Company during the Option Period by reason of death or total and permanent disability, then the unvested portion of the Option shall terminate and be of no further force or effect and the vested portion of the Option may be exercised by the person or persons entitled thereto under the Optionee’s will or the laws for descent and distribution during the twelve (12) month period beginning on such date, provided, however, that the Option may not be exercised after the end of the Option Period.

5. Method of Exercise. The Option may be exercised only by the Optionee by giving written notice to the Secretary of the Company setting forth the number of Option Shares with respect to which the Option is to be exercised, which notice shall be accompanied by payment of the full amount of the aggregate Exercise Price due for the Options Shares being purchased and appropriate withholding taxes. Such notice shall specify the address to which the certificate or certificates for such shares are to be mailed. If permitted by the Committee, payment may also be made by means of tendering Common Stock, another Award, including Restricted Stock valued at Fair Market Value on the date of exercise or any combination thereof. As promptly as practicable following the receipt of such written notification and payment, the Company shall deliver to the Optionee certificates for the number of Option Shares with respect to which such Option has been exercised.

6. Transfer and Assignment. Except as provided in Section 12 of the Plan, no right or benefit under the Plan shall be subject to anticipation, alienation, transfer, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, direct or indirect, by operation of law or otherwise, including, without limitation, a change in beneficial interest of any trust and a change in ownership of a corporation or partnership, but not including a change of legal and beneficial title of a right or benefit resulting from the death of any Optionee or the spouse of any Optionee (any such proscribed transaction hereinafter a “Disposition”) and any attempted Disposition will be null and void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of any Optionee or other person entitled to such benefits.

7. No Stockholder Rights. The Optionee shall have no rights as a stockholder of the Company with respect to the Option Shares unless and until certificates evidencing such Option Shares shall have been issued by the Company to the Optionee. Until such time, the Optionee shall not be entitled to dividends or distributions in respect of any Option Shares or to vote such Option Shares on any matter submitted to the shareholders of the Company. In addition, except as to such adjustments that from time to time be made by the Company or the Committee in accordance with Section 4(c) of the Plan, no adjustment shall be made or required to be made in respect of dividends (ordinary or extraordinary, whether in cash, securities or any other property) or distributions paid or made by the Company or any other rights granted in respect of any Option Shares for which the record date for such payment, distribution or grant is prior to the date upon which certificates evidencing such Option Shares shall have been issued by the Company.

8. Withholding Taxes. The Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with the Option granted pursuant hereto.

9. Securities Laws. The Option is granted on the condition that the purchase of shares of Common Stock hereunder shall be for the account of the Optionee (or other individual or individuals exercising the Option) for investment purposes and not with a view to the resale or distribution thereof, except that such condition shall be inoperative if the offering and sale of shares subject to the Option is registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such shares may be resold without registration. At the time of any exercise of the Option, the Optionee will execute such further agreements as the Company may require to implement the foregoing condition and to acknowledge the Optionee’s familiarity with restrictions on the resale of the shares under applicable securities laws.

10. Notice. Unless otherwise provided herein, any notice or other communication hereunder shall be in writing and shall be given by registered or certified mail. All notices of the exercise by the Optionee of the Option granted pursuant hereto shall be directed to the Company, Attention: Secretary, at the Company’s current address. Any notice given by the Company to the Optionee directed to him at his address on file with the Company shall be effective to bind any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise or notify the Optionee of the existence, maturity or termination of any rights hereunder and the Optionee shall be deemed to have familiarized himself with all matters contained herein and in the Plan which may affect any of the Optionee’s rights or privileges hereunder.

11. Meaning of Optionee. Whenever the term “Optionee” is used hereunder under circumstances applicable to any other person or persons to whom this Award may be assigned in accordance with the provisions of Paragraph 6, the term “Optionee” shall be deemed to include such person or persons. References to the masculine gender herein also include the feminine gender for all purposes.

12 Incentive Stock Option. The Option is intended to be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Company makes no representation as to the tax treatment to the Optionee upon receipt or exercise of the Option or the sale or other disposition of the Shares covered by the Option.

13. Plan Controls. This Agreement is subject to the Plan, a copy of which has been furnished to the Optionee and for which the Optionee acknowledges receipt. The terms and provisions of the Plan (including any subsequent amendments thereto) are incorporated by referenced herein. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan shall govern and prevail.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15. Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO STOCK OPTION AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been executed as of the Grant Date.

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James Riedman

Name:	James Riedman

Title:	CEO

OPTIONEE:

/s/ Greg W. Slack
Greg W. Slack

Street Address

City, State, Zip Code